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Exhibit 2.1    Agreement and Plan of Merger between Fleetclean Systems, Inc. and
               ERF Wireless, Inc.

                          AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement") is made by and between Fleetclean Systems, Inc., a Texas corporation ("FLSY"), and ERF Wireless, Inc., a Nevada corporation ("ERF") as of August 25, 2004.

WHEREAS, FLSY desires to merge with and into ERF for the purpose of changing its corporate domicile to Nevada, subject to the terms and conditions of this Agreement;

WHEREAS, FLSY is an Exchange Act reporting company that has filed all required reports with the Securities and Exchange Commission.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged FLSY and ERF agree as follows.

The term "Effective Date" shall mean any time subsequent to August 30, 2004 on which the merger becomes effective in accordance with the laws of the State of Nevada, the laws of the State of Texas or the rules and regulations of NASDAQ Market Operations OTC Bulletin Board Coordinator.

Each of the following events shall occur on, before, concurrent with, or as soon as reasonably possible following the "Effective Date" of the merger between ERF and FLSY.

1. FLSY or the "Corporation" shall have filed with the Texas Secretary of State an Amendment to its Articles of Incorporation to cause a reverse split of the Corporation's $.01 par value common stock whereby every seventy five (75) shares of common stock which are issued and outstanding are automatically converted into one (1) share of $.01 par value common stock; provided, however, that the Corporation shall issue one (1) full share of $.01 par value common stock to its stockholders for any fractional interest remaining after conversion of all outstanding shares pursuant hereto.

2. ERF shall cause one share of its capital stock to be promptly issued for each outstanding share of the capital stock of FLSY and shall cause new stock options and/or stock purchase warrants to be issued to replace any that are outstanding immediately prior to the merger.



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3. ERF shall have coordinated the implementation of the reverse stock split of
FLSY common shares, including obtaining a new CUSIP number, preparing a press release, complying with Rule 10b-17, informing NASDAQ Market Operations OTC Bulletin Board Coordinator, coordinating with the company's transfer agent, and the Depository Trust Corporation.

REPRESENTATIONS AND WARRANTIES.
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As of the date of this Agreement, ERF has one share of common stock issued and outstanding.

At closing, the authorized capital of ERF as stated in its Articles of Incorporation shall read as follows:

         The total number of shares of stock of all classes which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), of which Twenty Five Million (25,000,000) shall be shares of Preferred Stock with a par value of $0.001 per share ("Preferred Stock"), and Four Hundred Seventy Five Million (475,000,000) shall be shares of Common Stock with a par value of $0.001 per share ("Common Stock").

As of the date of this Agreement, FLSY has 25,105,460 shares of its $.01 par value common stock issued and outstanding, 1,000,000 shares of its $.01 par value Series A Convertible Preferred Stock issued and outstanding, and certain stock purchase warrants that grant the holder the option to purchase up to 880,000 shares of common stock at $.20 per share until December 31, 2007. The warrants contain cashless exercise provisions and anti-dilution protection. The Series A Convertible Preferred Stock and the warrants will not be adjusted by the 75:1 reverse stock split of FLSY common shares.

OTHER PROVISIONS
----------------

1. At the Effective Date all stockholders of FLSY shall surrender their old shares of capital stock to the executive offices of the surviving corporation located at 103 Courageous Drive, League City, TX 77573, Telephone: 281.538.2101,
Facsimile: 281.538.2155 for new shares of capital stock of the surviving corporation and the certificates shall reflect both the change in corporate domicile and the effect of the 75:1 reverse split of the corporation's common stock.

2. The Bylaws of ERF shall be the Bylaws of the Surviving corporation following the merger.

3. Immediately following the merger, Richard O. Weed shall resign as an officer of ERF. Mr. Weed's status as an officer and director of ERF was a mere formality for the purpose of completing the change of domicile of the publicly traded FLSY from Texas to Nevada.

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Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Governing Law. This Agreement shall be governed by the laws of the United States, State of Nevada.

Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

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Facsimile Counterparts. A facsimile, telecopy or other reproduction of this
Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                   Fleetclean Systems, Inc., a Texas corporation

                                   By: /S/ R. GREG SMITH
                                       ---------------------
                                   Name: R. Greg Smith
                                   Title: Chief Executive Officer

                                   ERF Wireless, Inc.

                                   By: /S/ RICHARD O. WEED
                                       -----------------------
                                   Name: Richard O. Weed
                                   Title: President

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